Exhibit 5.3

29 April 2013

PG4/AEB/DI360 X453

Diageo plc

Lakeside Drive

Park Royal

London

NW10 7HQ

England

and

Diageo Capital plc

Edinburgh Park

5 Lochside Way

Edinburgh

EH12 9DT

Scotland

Dear Sirs

Diageo Capital plc

U.S. $750,000,000 0.625% notes due 2016, U.S. $650,000,000 1.125% notes due 2018, U.S. $1,350,000,000 2.625% notes due 2023 and U.S. $500,000,000 3.875% notes due 2043 (the “Securities”) guaranteed as to the payment of principal and interest by Diageo plc

We have been requested in our capacity as Scottish solicitors to provide the following opinion in relation to the proposed issuance and sale by Diageo Capital plc, a public limited company incorporated in Scotland (registered number SC40795) and having its registered office at Edinburgh Park, 5 Lochside Way, Edinburgh, EH12 9DT, Scotland (the “Company”), of the Securities.

The Securities are to be issued pursuant to the provisions of an Indenture dated 3 August 1998 (the “Indenture”) among the Company, Diageo plc, a public limited company incorporated under the laws of England and Wales (registered number 23307) and having its registered office at Lakeside Drive, Park Royal, London, NEW10 7HQ, England (the “Guarantor”) and The Bank of New York Mellon as Trustee.

The Securities are to be unconditionally guaranteed as to payment of principal and interest by the Guarantor.

In connection with this opinion, we have examined drafts, identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate including the registration statement (the “Registration Statement”) on Form F-3 dated 8 February 2012, covering the registration of the Securities under the Securities Act 1933 (the “Act”) of the United States of America and a copy of (1) the Indenture and (2) drafts of the form of the Securities.  We have also examined a search prepared by Millar & Bryce, in the Register of Charges and Company File of the Company maintained by the Registrar of Companies in Scotland dated 26 April 2013 and brought down to 24 April 2013, which search discloses no charges relevant to this transaction over any part of the Company’s assets and undertaking, and no notices of liquidation, receivership, appointment of an administrator, winding up or striking off and a Certificate of Good Standing issued by the Registrar of Companies in Scotland on 26 April 2013.

Based on the foregoing, we are of the opinion that:-

1                                        the Company is a public limited company duly incorporated, validly existing and registered under the laws of Scotland and has full corporate power and authority in due course to execute, deliver and perform its obligations under the Indenture and the Securities;

2                                        on the assumption that the Indenture creates valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Indenture from being a valid and binding obligation of the Company subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors’ rights;

3                                        that the Securities have been duly authorised, executed, authenticated, issued and delivered by the Company and, on the assumption that the Securities will create valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Securities from being a valid and binding obligation of the Company, subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors’ rights applicable to the Company;

4                                        the choice of law of the State of New York to govern the Indenture and the Securities is competent in terms of Scottish law and will be recognised and under New York law, will be effective, in so far as the laws of Scotland are concerned to confer valid jurisdiction over the Company; and

5                                        the Company has the power to submit to and, in due course, to take all necessary corporate action to submit to the jurisdiction of any New York Court.

We are a firm of solicitors qualified to practise as such in Scotland and we are regulated by The Law Society of Scotland.  Accordingly we do not express any opinion herein concerning any law other than the laws operative for the time being in Scotland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Enforceability of Certain Civil Liabilities” and “Validity of the Securities and Guarantees” in the Prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act.

Yours faithfully

/s/ MORTON FRASER LLP

For Morton Fraser LLP